EXHIBIT 2.7
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
The following description of the equity securities of Teekay Offshore Partners, L.P. (the “Partnership,” “we,” “us,” and “our”) does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Seventh Amended and Restated Partnership Agreement (the “Amended and Restated Partnership Agreement”), which is incorporated herein by reference.

DESCRIPTION OF THE COMMON UNITS

Description of the Class A Common Units

General

The Class A Common Units, along with the Partnership’s Class B Common Units and 7.25% Series A Cumulative Redeemable Preferred Unit of the Partnership (each, a “Series A Preferred Unit”), 8.50% Series B Cumulative Redeemable Preferred Unit of the Partnership (each, a “Series B Preferred Unit”) and 8.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit of the Partnership (each, a “Series E Preferred Unit” and, together with the Series A Preferred Units and the Series B Preferred Units, the “Preferred Units”) represent limited partnership interests in the Partnership. Other than as described in this “Description of the Class A Common Units,” each Class A Common Unit is economically equivalent to and ranks pari passu with a Class B Common Unit, and a Class A Common Unitholder has rights equivalent to a holder of Class B Common Units (a “Class B Common Unitholder”) with respect to, without limitation, distributions and allocations of income, gain, loss or deductions.

Class A Common Unit Voting Rights

The Class A Common Units do not have any voting rights except as expressly required by the Marshall Islands Limited Partnership Act (the “Marshall Islands Act”), but only to the extent that such voting rights under the Marshall Islands Act may not be waived. To the fullest extent permitted by applicable law, each Class A Common Unitholder is deemed to have granted its proxy to the Teekay Offshore GP L.L.C., a Marshall Islands limited liability company and our general partner (“Partnership GP”, and with its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, the “General Partner”) and to have authorized the General Partner to vote, in the sole discretion of the General Partner, its Class A Common Units on any matter for which the Class A Common Units have voting rights pursuant to the Marshall Islands Act.

Automatic Redemption of Class A Common Units

Subject to applicable legal, tax or regulatory constraints, in connection with any Brookfield Sales Event (as defined below), the General Partner and the Partnership shall, automatically and without any action or future consent by any Class A Common Unitholder, redeem, at a price per Class A Common Unit equal to the consideration received by the Brookfield Holders (as defined below) per Class B Common Unit in connection with such Brookfield Sales Event, a number of Class A Common Units equal to the Class A Sharing Amount (as defined below), or effect such other transaction to achieve the same result. The Partnership shall distribute the proceeds of the redemption of such Class A Common Units to the holders of Class A Common Units of the Partnership (the “Class A Common Unitholders”) on a pro rata basis through a redemption or cancellation of an appropriate number of Class A Common Units. Each Class A Common Unitholder will be deemed to have (a) consented to such redemption, (b) agreed to reasonably assist and cooperate with the Partnership and the General Partner to facilitate a

Brookfield Sales Event and (c) acknowledge that the General Partner and the Partnership shall have all power of attorney rights as set forth in the Amended and Restated Partnership Agreement to effectuate such redemptions.

For purposes of this “Description of the Class A Common Units”:

“Brookfield Holders” means the “Brookfield Affiliated Holders” as such term is defined in the Amended and Restated Limited Partnership Agreement;

“Brookfield Sales Event” means any direct or indirect sale of Class B Common Units by the Brookfield Holders; and

“Class A Sharing Amount” means, with respect to any Brookfield Sales Event, a number of Class A Common Units equal to (i) the number of Class B Common Units to be transferred in connection with such Brookfield Sales Event divided by the total number of Class B Common Units then outstanding multiplied by (ii) the number of Class A Common Units then outstanding.

Preemptive Rights

Other than through an Excluded Issuance (as defined below), prior to the Partnership offering, issuing or selling any Class A Common Units or Class B Common Units (together, the “Common Units”) or other securities that have rights and preferences that rank pari passu with the Common Units (“Pari Passu Securities”), including debt (or other instruments) convertible into Pari Passu Securities, or options or other rights to acquire Pari Passu Securities, including pursuant to a commitment or subscription to acquire Pari Passu Securities over time pursuant to capital calls or otherwise, or any equity interest or options or other rights to acquire an equity interest in any subsidiary of the Partnership, including debt or other instruments convertible into equity interests in a subsidiary of the Partnership (collectively, the “New Interests”), to any Brookfield Affiliated Holder (a “Proposed Purchaser”), the Partnership shall, subject to compliance with applicable securities laws, deliver a notice (the “Preemptive Notice”) of its proposal to offer, issue or sell the New Interests to each Class A Common Unitholder, which Preemptive Notice shall offer each Class A Common Unitholder the right to purchase additional Class A Common Units and shall set forth in reasonable detail (A) the terms and conditions of such issuance, (B) the price per Class A Common Unit and (C) the maximum number of Class A Common Units (which will be issued to the Class A Common Unitholders in lieu of New Interests) that are available for purchase by such Class A Common Unitholder (pro rata based on such Class A Common Unitholder’s percentage interest in the Partnership, calculated as of the date of the Preemptive Notice, in relation to the total number of New Interests available for purchase) (such Class A Common Unitholder’s “Eligible Share”); provided, that, the New Interests available for purchase by the Proposed Purchaser shall be reduced, on a one-for-one basis, to the extent the Class A Common Unitholders elect to purchase additional Class A Common Units as described in this subsection. Each Class A Common Unitholder shall have five business days after receipt of the Preemptive Notice (the “Election Period”) to exercise its right to purchase such Class A Common Units by delivering an irrevocable written notice to the Partnership, which shall state the number of Class A Common Units such Class A Common Unitholder elects to purchase up to the maximum amount of such Class A Common Unitholder’s pro rata share of the total number of Class A Common Units available for purchase in the Preemptive Notice (the “Offered Interests”).

If not all of the Class A Common Units are subscribed for by the Class A Common Unitholders, the Partnership shall have the right, but shall not be required, to offer, issue and sell the unsubscribed portion of the Offered Interests to any other Class A Common Unitholder at any time during the 60 days following the termination of the Election Period at a price and on terms no more favorable, in the aggregate, to such Class A Common Unitholder than specified in the Preemptive Notice. Notwithstanding the foregoing sentence, the General Partner may, in its reasonable discretion, impose such other reasonable and customary terms and procedures, including setting a closing date and requiring customary closing deliveries, in connection with any offering, issuance or sale of Offered Interests as described in this subsection.

Notwithstanding anything to the contrary in the Amended and Restated Partnership Agreement, the Partnership may, in order to expedite the issuance of New Interests, issue all or a portion of such New Interests to any Proposed Purchaser approved by the General Partner without complying with the first two paragraphs of this subsection; provided, however, that within 45 days of the issuance of such New Interests (or such longer period as may be required to comply with any applicable securities laws), the Partnership shall offer to sell an amount of Class A Common Units to each Class A Common Unitholder equal to such Class A Common Unitholder’s respective Eligible Share of such Class A Common Units in a manner that otherwise provides each such Class A Common Unitholder with rights substantially similar to the rights described in the first two paragraphs of this subsection. Each Class A Common Unitholder will have five business days after delivery of such a written offer to such Class A Common Unitholder to deliver an irrevocable written notice to the Partnership, which notice shall state the amount of Class A Common Units that such Class A Common Unitholder would like to purchase up to the maximum dollar amount equal to such Class A Common Unitholder’s Eligible Share of the total offering amount.

For purposes of this subsection:

“Excluded Issuances” means an issuance or sale of any New Interests in connection with (a) grants to existing and future directors, officers and employees, consultants or independent contractors of the General Partner or certain of its affiliates in accordance with the terms and conditions of any equity-based plans or other compensation agreements; (b) the conversion or any exchange of any securities of the Partnership into New Interests, or the exercise of any warrants or other rights to acquire New Interests; (c) any merger, consolidation or other business combination involving the Partnership or any of its subsidiaries; (d) any subdivision of or distribution on any interest in the Partnership or reclassification, reorganization or similar recapitalization and (e) any underwritten offering of New Interests for cash for the account of the Partnership.

Transfer of Class A Common Units

No Class A Common Unitholder may sell, assign, convey, pledge, transfer or otherwise dispose of any Class A Common Units (other than as described in “—Automatic Redemption of Class A Common Units”), and any sale, assignment, conveyance, pledge, transfer or other disposition of Class A Common Units in violation of the Amended and Restated Partnership Agreement, other than by operation of law (including intestacy), shall be null and void.

No Fiduciary Duty

Neither the Partnership, the General Partner, the General Partner’s officers and directors nor any other affiliates of the General Partner shall owe any duties, including fiduciary duties, or have any liability to Class A Common Unitholders, other than the implied contractual covenant of good faith and fair dealing pursuant to the Amended and Restated Partnership Agreement.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Common Units is Computershare, Inc. (the “Transfer Agent” and “Registrar,” respectively in such capacity).

Listing

Our Class A Common Units are not listed on a national securities exchange.

Description of the Class B Common Units
The Class B Common Units represent limited partner interests in the Partnership. The Class B Common Unitholders are entitled to participate in Partnership distributions and exercise the rights and privileges available to limited partners under the Amended and Restated Partnership Agreement. For a description of the rights of Class B Common Unitholders to receive partnership distributions, see “—Distributions.”

Class B Common Unit Voting Rights

On any matter in which the Class B Common Unitholders are entitled to vote as a class, such holders are entitled to one vote per unit. For a description of matters on which the Class B Common Unitholders are entitled to vote, please read “The Amended and Restated Partnership Agreement.”

Distributions

The Class B Common Unitholders are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by the board of directors of the General Partner (the “GP Board”). Upon any liquidation, dissolution or winding up of the Partnership’s affairs, whether voluntary or involuntary, the Class B Common Unitholders are entitled to receive distributions of the Partnership’s assets, after it has satisfied or made provision for its debts and other obligations and for payment to the holders any class or series of limited partner interests (including the Preferred Units) having preferential rights to receive distributions of Partnership assets.

Listing

Our Class B Common Units are not listed on a national securities exchange.

DESCRIPTION OF THE PREFERRED UNITS

In April 2013, the Partnership issued 6,000,000 of Series A Preferred Units, which are all outstanding as of the date hereof. In April 2015, the Partnership issued 5,000,000 Series B Preferred Units, which are all outstanding as of the date hereof. In January 2018, the Partnership issued 4,800,000 Series E Preferred Units, which are all outstanding as of the date hereof. The Partnership may, without notice to or consent of the holders of Preferred Units (the “Preferred Unitholders”), authorize and issue additional Preferred Units and Junior Securities (as defined below). The Partnership may authorize and issue Parity Securities (as defined below) and Senior Securities (as defined in the Amended and Restated Partnership Agreement), subject to any rights of the Preferred Unitholders described under “—Preferred Unit Voting Rights.”

The Preferred Units entitle the holders thereof to receive cumulative cash distributions when, as and if declared by the General Partner out of any assets of the Partnership legally available for such purpose. Subject to the matters described under “—Liquidation Rights,” each Preferred Unit generally has a fixed liquidation preference of $25.00 per unit plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment, whether or not declared. See “—Liquidation Rights.”

The Preferred Units represent perpetual equity interests in the Partnership and, unlike indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Preferred Units rank junior to all of the Partnership’s indebtedness and other liabilities with respect to assets available to satisfy claims against the Partnership.

All the Series A Preferred Units, all the Series B Preferred Units and all the Series E Preferred Units, respectively, are represented by a single certificate issued to the Depository Trust Company (the “Securities

Depository”) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Preferred Units will be entitled to receive a certificate representing such units unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed.

The Preferred Units are not convertible into Common Units or any other of the Partnership’s securities, and the Preferred Units do not have exchange rights and are not entitled or subject to any preemptive or similar rights. The Preferred Units are not subject to mandatory redemption or to any sinking fund requirements. The Series A Preferred Units, Series B Preferred Units and Series E Preferred Units are subject to redemption, in whole or in part, at the Partnership’s option commencing on April 30, 2018, April 20, 2020 and February 15, 2025, respectively. See “—Redemption.”

Ranking

The Preferred Units, with respect to anticipated quarterly distributions and distributions upon the liquidation, winding-up and dissolution of the Partnership’s affairs, rank:

•                  senior to the Junior Securities, as defined below (including the Common Units)

•                  on a parity with each other and with any other class or series of equity interest in the Partnership (the “Parity Securities”); and

•                  junior to the Senior Securities.

Under the Amended and Restated Partnership Agreement, the Partnership is permitted to issue additional Preferred Units that are deemed to rank junior to the Series A Preferred Units, Series B Preferred Units and Series E Preferred Units (the “Junior Securities”) from time to time in one or more series without the consent of the Preferred Unitholders. The General Partner has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series and also to determine the number of units constituting each series of securities. The Partnership’s ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Preferred Unit Voting Rights.”

Liquidation Rights

The Preferred Unitholders will be entitled, in the event of any liquidation or dissolution of the Partnership, whether voluntary or involuntary, to receive out of the assets of the Partnership or proceeds thereof legally available for distribution to the Partnership’s partners the liquidation preference of $25.00 per unit in cash plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment of such amount (whether or not declared), and no more, after satisfaction of all liabilities, if any, to creditors of the Partnership and after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any then-outstanding Senior Securities, and before any distribution will be made to the holders of Common Units or any other Junior Securities. Neither a consolidation or merger of the Partnership with or into any other entity nor a sale of all or substantially all of the property or business of the Partnership, individually or in a series of transactions, will be deemed a liquidation or dissolution of the Partnership for this purpose. In the event that Partnership assets available for distribution to Preferred Unitholders and holders of any other Parity Securities are insufficient to permit payment of all required amounts, the Partnership’s assets then remaining will be distributed among the Preferred Units and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the Preferred Unitholders and holders of any other Parity Securities, the Partnership’s remaining assets and funds will be distributed among the holders of the Common Units and any other Junior Securities then outstanding according to their respective rights.

Preferred Unit Voting Rights

The Preferred Units have no voting rights except as set forth below or as otherwise provided by the Marshall Islands Act. In the event that six quarterly distributions, whether consecutive or not, payable on the Preferred Units are in arrears, the Preferred Unitholders will have the right, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, to elect one member of the GP Board, and the size of the GP Board will be increased as needed to accommodate such change (unless the Preferred Unitholders and holders of Parity Securities upon which like voting rights have been conferred, voting as a class, have previously elected a member of the GP Board, and such director continues then to serve on the GP Board). Distributions payable on the Series A Preferred Units, Series B Preferred Units or Series E Preferred Units, as applicable, will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent Distribution Payment Date (as defined below) have not been paid on all outstanding Series A Preferred Units, Series B Preferred Units or Series E Preferred Units, as applicable. The right of such Preferred Unitholders to elect a member of the GP Board will continue until such time as all distributions accumulated and in arrears on the applicable Preferred Units have been paid in full, or funds for the payment thereof have been declared and set aside, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly distributions as described above. Upon any termination of the right of the Preferred Unitholders and holders of any other Parity Securities to vote as a class for such director, the term of office of such director then in office elected by such holders voting as a class will terminate immediately. Any directors elected by the Preferred Unitholders and holders of any other Parity Securities shall each be entitled to one vote per director on any matter before the GP Board.

Unless the General Partner has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a separate class, the General Partner may not adopt any amendment to the Amended and Restated Partnership Agreement that has a material adverse effect on the existing terms of the Series A Preferred Units. Unless the Partnership has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a separate class, the General Partner may not adopt any amendment to the Amended and Restated Partnership Agreement that has a material adverse effect on the existing terms of the Series B Preferred Units. Unless the General Partner has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series E Preferred Units, voting as a separate class, the General Partner may not adopt any amendment to the Amended and Restated Partnership Agreement that has a material adverse effect on the existing terms of the Series E Preferred Units.

In addition, unless the Partnership has received the affirmative vote or consent of Preferred Unitholders holding at least two-thirds of the outstanding Preferred Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership may not:

•                  issue any Parity Securities or Senior Securities if the cumulative distributions payable on outstanding Preferred Units are in arrears; or

•                  create or issue any Senior Securities.

On any matter described above in which the Preferred Unitholders are entitled to vote as a class, such Preferred Unitholders are entitled to one vote per Preferred Unit. The Preferred Units held by the Partnership or any of its subsidiaries or affiliates are not entitled to vote.

Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Distributions

General

Preferred Unitholders are entitled to receive, when, as and if declared by the GP Board out of legally available funds for such purpose, cumulative cash distributions.

Distribution Rate

Distributions on the Series A Preferred Units accrue at a rate of 7.25% per annum per $25.00 stated liquidation preference per Series A Preferred Unit. Distributions on the Series B Preferred Units accrue at a rate of 8.50% per annum per $25.00 stated liquidation preference per Series B Preferred Unit. Until From the date of original issue to, but not including, February 15, 2025 (the “Fixed Rate Period”), distributions on the Series E Preferred Units accrue at a rate of 8.875% per annum per $25.00 stated liquidation preference per Series E Preferred Unit. On and after February 15, 2025 (the “Floating Rate Period”), distributions on the Series E Preferred Units accumulate for each distribution period at a percentage of the $25.00 liquidation preference equal to Series E Three-Month LIBOR (as defined in the Amended and Restated Partnership Agreement) plus a spread of 640.7 basis points.

Distribution Payment Dates

The “Distribution Payment Dates” for the Preferred Units are each February 15, May 15, August 15 and November 15. Distributions accumulate in each distribution period from and including the preceding Distribution Payment Date to but excluding the applicable Distribution Payment Date for such distribution period, and distributions accrue on accumulated distributions at the applicable distribution rate. If any Distribution Payment Date otherwise would fall on a day that is not a business day, declared distributions will be paid on the immediately succeeding business day without the accumulation of additional distributions. Distributions on the Series A Preferred Units, Series B Preferred Units and, during the Fixed Rate Period, the Series E Preferred Units are payable based on a 360-day year consisting of twelve 30-day months. During the Floating Rate Period, distributions on the Series E Preferred Units will be payable based on a 360-day year and the number of days actually elapsed during such distribution period.

Payment of Distributions

Not later than 5:00 p.m., New York City time, on each Distribution Payment Date, the Partnership will pay those quarterly distributions, if any, on the Preferred Units that have been declared by the GP Board to the holders of such units as such holders’ names appear on the Partnership’s unit transfer books maintained by the Partnership’s Transfer Agent and Registrar on the applicable date established by the General Partner. The applicable record date is the fifth business day immediately preceding the applicable Distribution Payment Date, except that in the case of payments of distributions in arrears, the record date with respect to a Distribution Payment Date will be such date as may be designated by the GP Board in accordance with the Partnership Agreement, as amended.

So long as the Preferred Units are held of record by the nominee of the Securities Depository, declared distributions will be paid to the Securities Depository in same-day funds on each Distribution Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Preferred Units in accordance with the instructions of such beneficial owners.

No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in units of Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Preferred Units and any Parity Securities through the most recent respective distribution payment dates. Accumulated distributions in arrears for any past distribution period may be declared by the GP Board and paid on any date fixed by the GP Board, whether or not a Distribution Payment Date, to Preferred Unitholders on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Preferred Units and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Preferred Units and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Preferred Units and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Preferred Units and other such Parity Securities at such time. Preferred Unitholders will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions as described under “—
Distributions—Distribution Rate,” no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Preferred Units.

Optional Redemption

Commencing on April 30, 2018, the Partnership may redeem, at its option, in whole or in part, the Series A Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Commencing on April 20, 2020, the Partnership may redeem, at its option, in whole or in part, the Series B Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Commencing on February 15, 2025, the Partnership may redeem, at its option, in whole or in part, the Series E Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. The Partnership may undertake multiple partial redemptions.

No Sinking Fund

No Preferred Units have the benefit of any sinking fund.

No Fiduciary Duty

Neither the Partnership, the General Partner nor the General Partner’s officers and directors owe any fiduciary duties to Preferred Unitholders other than a contractual duty of good faith and fair dealing pursuant to the Amended and Restated Partnership Agreement.

Exchange Listing

Our Series A Preferred Units, Series B Preferred Units and Series E Preferred Units are listed on the New York Stock Exchange, where they trade under the symbols “TOO PR-A”, “TOO PR-B”, and “TOO PR-E respectively.

AMENDED AND RESTATED PARTNERSHIP AGREEMENT
Organization and Duration

The Partnership was formed on August 31, 2006 under the Marshall Islands Act and has perpetual existence.

Purpose

The Amended and Restated Partnership Agreement provides that the Partnership may directly or indirectly engage in business activities approved by the General Partner, including owning interests in subsidiaries through which the Partnership conducts operations. The General Partner owes a contractual duty of good faith and fair dealing to the Class A Common Unitholders and Preferred Unitholders pursuant to the Amended and Restated Partnership Agreement. The General Partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out the Partnership’s purposes and to conduct its business.

Voting Rights

The following matters require the unitholder vote specified below. Matters requiring the approval of a “Class B Common Unit Majority” require the approval of holders of a majority of the Class B Common Units.

In voting their Common Units or any Preferred Units they may hold, the General Partner and its affiliates have no fiduciary duty or obligation whatsoever to the Partnership or its unitholders, including any duty to act in good faith or in the best interests of the Partnership and its unitholders.

Action	Unitholder Approval Required

Issuance of additional Class B Common Units or other limited partner interests	No approval rights.

Amendment of the Amended and Restated Partnership Agreement
Certain amendments may be made by the General Partner without the approval of the Partnership’s unitholders. Other amendments generally require the approval of a Class B Common Unit Majority. Please read “—Amendment of the Amended and Restated Partnership Agreement.”

Merger of the Partnership or the sale of all or substantially all of the Partnership’s assets	Class B Common Unit Majority. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of the Partnership	Class B Common Unit Majority. Please read “—Termination and Dissolution.”

Reconstitution of the Partnership upon dissolution	Class B Common Unit Majority. Please read “—Termination and Dissolution.”

Withdrawal of the General Partner
The General Partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the Amended and Restated Partnership Agreement. Please read “—Withdrawal or Removal of The General Partner.”

Removal of the General Partner
Not less than 66 2/3% of the outstanding Class B Common Units, including Class B Common Units held by the General Partner and its affiliates, voting as a single class. Please read “—Withdrawal or Removal of the General Partner.”

Transfer of the General Partner Interest	No approval rights. Please read “—Transfer of General Partner Interest.”

Transfer of ownership interests in the General Partner	No approval rights. Please read “—Transfer of Ownership Interests in General Partner.”

Class A Common Unitholders and Preferred Unitholders have no voting rights, other than the limited voting rights described in “Description of the Class A Common Units—Class A Common Unit Voting Rights” and “Description of the Preferred Units—Preferred Unit Voting Rights.”

Power of Attorney

Each limited partner, and each person who acquires any limited partner interest from another limited partner, grants to the General Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the Partnership’s qualification, continuance or dissolution. The power of attorney also grants the General Partner the authority to amend, and to make consents and waivers under, the Amended and Restated Partnership Agreement.

 Capital Contributions

No Class A Common Unitholder, Preferred Unitholder or holder of Class B Common Units (the Class B Common Unitholders”) is obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of the Partnership’s business within the meaning of the Marshall Islands Act, the limited partner’s liability under the Marshall Islands Act is limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to the Partnership for the limited partner’s units plus the limited partner’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the Partnership’s limited partners as a group:

•                  to remove or replace the General Partner;

•                  to approve some amendments to the Amended and Restated Partnership Agreement; or

•                  to take other action under the Amended and Restated Partnership Agreement;

constituted that a limited partner “participates in the control” of the Partnership’s business for the purposes of the Marshall Islands Act, then the Partnership’s limited partners could be held personally liable for its obligations under the laws of the Republic of the Marshall Islands, to the same extent as the General Partner. This liability would extend to persons who transact business with the Partnership and reasonably believe that the limited partner is a general partner. Neither the Amended and Restated Partnership Agreement nor the Marshall Islands Act specifically provides for legal recourse against the General Partner if a limited partner were to lose limited liability through any fault of the General Partner. While this does not mean that a limited partner could not seek legal recourse, the Partnership knows of no precedent for this type of a claim in the Republic of the Marshall Islands case law.

Under the Marshall Islands Act, a limited partnership may not make a distribution to a partner if, at the time of the distribution, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to liability for which the recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. The Marshall Islands Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Marshall Islands Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Marshall Islands Act, an assignee of partnership interests who becomes a limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to the assignee at the time the assignee became a limited partner and that could not be ascertained from the partnership agreement.

Maintenance of limited liability may require compliance with legal requirements in the jurisdictions in which the Partnership’s subsidiaries conduct business, which may include qualifying to do business in those jurisdictions.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of the Partnership’s ownership or control of operating subsidiaries or otherwise, it were determined that the Partnership was conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the Partnership’s limited partners as a group to remove or replace the General Partner, to approve some amendments to the Amended and Restated Partnership Agreement, or to take other action under the Amended and Restated Partnership Agreement constituted “participation in the control” of the Partnership’s business for purposes of the statutes of any relevant jurisdiction, then the Partnership’s limited partners could be held personally liable for its obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances. The Partnership intends to operate in a manner that the General Partner considers reasonable and necessary or appropriate to preserve the limited liability of its limited partners.

Issuance of Additional Securities

The Amended and Restated Partnership Agreement authorizes the Partnership to issue an unlimited number of additional Partnership securities (other than Class A Common Units, subject in certain cases, to the preemptive rights of Class A Common Unitholders in connection with issuances of securities to Brookfield) and rights to buy Partnership securities for the consideration and on the terms and conditions determined by the General Partner, without the approval of its unitholders, other than the limited approval rights of the Preferred Unitholders described above under “Voting Rights.”

The Partnership may fund acquisitions through the issuance of additional Class B Common Units or other equity securities. Holders of any additional Class B Common Units or Preferred Units the Partnership may issue will be entitled to share equally with the then-existing holders of Common Units or Preferred Units, as applicable, in distributions. In addition, the issuance of additional Class B Common Units or other equity securities interests may dilute the value of the interests of the then-existing holders of Common Units in the Partnership’s net assets.

In accordance with the Republic of the Marshall Islands law and the provisions of the Amended and Restated Partnership Agreement, the Partnership may also issue additional Partnership securities that, as determined by the General Partner, have special voting or other rights to which the Common Units or Preferred Units are not entitled.

Upon issuance of certain additional Partnership securities (including Class B Common Units, but excluding the Preferred Units), the General Partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain the General Partner’s general partner interest in the Partnership (the “General Partner Interest”) at the same percentage level as before the issuance. The General Partner’s 0.76% interest in the Partnership will thus be reduced if the Partnership issues certain additional Partnership securities and the General Partner does not elect to maintain its 0.76% General Partner Interest. The General Partner’s interest does not entitle it to receive any portion of distributions made in respect of the Preferred Units and the General Partner’s interest will not be affected by the issuance of any additional Preferred Units. The General Partner and its affiliates also have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Class B Common Units or other equity securities whenever, and on the same terms that, the Partnership issues those securities to persons other than the General Partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest in the Partnership, including its interest represented by Class B Common Units, that existed immediately prior to each issuance. Other Class B Common Unitholders will not have similar preemptive rights to acquire additional Class B Common Units or other Partnership securities.

Amendment of the Amended and Restated Partnership Agreement

General

Amendments to the Amended and Restated Partnership Agreement may be proposed only by or with the consent of the General Partner. However, the General Partner has no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or its limited partners, including any duty to act in good faith or in the best interests of the Partnership or its limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner must seek written approval of the holders of the number of Class B Common Units required to approve the amendment or call a meeting of Class B Common Unitholders to consider and vote upon the proposed amendment. In addition, holders of Preferred Units must approve certain amendments as described above under “Voting Rights.” Except as described below or as otherwise set forth in the Amended and Restated Partnership Agreement, or for amendments that require Series A Preferred Unit, Series B Preferred Unit or Series E Preferred Unit approval or approval of the Preferred Unitholders voting together as a class with all Parity Securities upon which like voting rights have been conferred and are exercisable, an amendment must be approved by a Class B Common Unit Majority.

Prohibited Amendments

No amendment may be made that would:

(1)                                 increase the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class or series of limited partner interests so affected;

(2)                                 increase the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner or any of its affiliates without the consent of the General Partner, which may be given or withheld at its option;

(3)                                 change the term of the Partnership;

(4)                                 provide that the Partnership is not dissolved upon an election to dissolve the Partnership by the General Partner that is approved by the holders of a Class B Common Unit Majority; or

(5)                                 give any person the right to dissolve the Partnership other than the General Partner’s right to dissolve the Partnership with the approval of the holders of a Class B Common Unit Majority.

The provision of the Amended and Restated Partnership Agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by the General Partner and its affiliates).

No Unitholder Approval

The General Partner may generally make amendments to the Amended and Restated Partnership Agreement without the approval of any limited partner to reflect:

(1)                                 a change in the Partnership’s name or the location of its principal place of business, registered agent or registered office;

(2)                                 the admission, substitution, withdrawal or removal of partners in accordance with the Amended and Restated Partnership Agreement;

(3)                                 a change that the General Partner determines to be necessary or appropriate for the Partnership to qualify or to continue its qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of the Marshall Islands or to ensure that the Group Members (as defined in the Amended and Restated Partnership Agreement) will not be treated as associations taxable as corporations or otherwise taxed as entities for Marshall Islands income tax purposes;

(4)                                 an amendment that is necessary, upon the advice of counsel, to prevent the Partnership or the General Partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940, or plan asset regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5)                                 an amendment that the General Partner determines to be necessary or appropriate for the authorization of additional Partnership securities or rights to acquire Partnership securities (subject to the limited approval rights of Preferred Unitholders described above under “Voting Rights”);

(6)                                 any amendment expressly permitted in the Amended and Restated Partnership Agreement to be made by the General Partner acting alone;

(7)                                 an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of the Amended and Restated Partnership Agreement;

(8)                                 any amendment that the General Partner determines to be necessary or appropriate for the formation by the Partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the Amended and Restated Partnership Agreement;

(9)                                 a change in the Partnership’s fiscal year or taxable year and related changes;

(10)                          certain mergers or conveyances as set forth in the Amended and Restated Partnership Agreement;

(11)                          any amendment that the General Partner determines to be necessary or appropriate in connection with a transfer or domestication of the Partnership to a new jurisdiction; provided that the Partnership shall have received an opinion of counsel that such transfer or domestication would not result in the loss of limited liability o any limited partner or of any limited partner or member of any other Group Member; or

(12)                          any other amendments substantially similar to any of the matters described in (1) through (11) above.

In addition, the General Partner may make amendments to the Amended and Restated Partnership Agreement without the approval of any limited partner (subject to the limited approval rights of Preferred Unitholders described above under “Voting Rights”) if the General Partner determines that those amendments:

(1)                                 do not adversely affect the Partnership’s limited partners (or any particular class or series of limited partners) in any material respect;

(2)                                 are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling or regulation of any Republic of the Marshall Islands authority;

(3)                                 are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any applicable securities laws or rule, regulation, guideline or requirement of the Securities and Exchange Commission (the “SEC”) or any securities exchange on which the Partnership’s units are or will be listed for trading;

(4)                                 are necessary or appropriate for any action taken by the General Partner relating to splits or combinations of the Partnership’s units under the provisions of the Amended and Restated Partnership Agreement; or

(5)                                 will be required to effect the intent of the provisions of the Amended and Restated Partnership Agreement or will otherwise be contemplated by the Amended and Restated Partnership Agreement.

Opinion of Counsel and Unitholder Approval

The General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to its limited partners if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to the Amended and Restated Partnership Agreement will become effective without the approval of holders of at least 90% of the Partnership’s outstanding units voting as a single class unless the Partnership obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of its limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or privileges of any type or class or series of units (other than Series A Preferred Units, Series B Preferred Units or Series E Preferred Units) in relation to other classes or series of units requires the approval of at least a majority of the type or class or series of units so affected; provided, however, that any amendment that would have a material adverse effect on the existing terms of the Series A Preferred Units, Series B Preferred Units or Series E Preferred Units requires the approval of at least two-thirds of the outstanding Series A Preferred Units, Series B Preferred Units or Series E Preferred Units, respectively. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

A merger or consolidation of the Partnership requires the consent of the General Partner, in addition to the approval of a Class B Common Unit Majority. However, the General Partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or the limited partners, including any duty to act in good faith or in the best interests of the Partnership or the limited partners; provided, however, that the General Partner owes a contractual duty of good faith and fair dealing to Class B Common Unitholders and Preferred Unitholders pursuant to the Amended and Restated Partnership Agreement. In addition, the Amended and Restated Partnership Agreement generally prohibits the General Partner, without the approval of a Class B Common Unit Majority, from causing the Partnership to sell, exchange, or otherwise dispose of all or substantially all of its assets. The General Partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of the Partnership’s assets without unitholder approval.

If conditions specified in the Amended and Restated Partnership Agreement are satisfied, the General Partner may convert the Partnership or any of its subsidiaries into a new limited liability entity or merge the Partnership or any of its subsidiaries into, or convey some or all of its assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in the Partnership’s legal form into another limited liability entity.

The Partnership’s unitholders will not be entitled to dissenters’ rights of appraisal under the Amended and Restated Partnership Agreement or applicable law in the event of a conversion, merger or consolidation, a sale of substantially all of the Partnership’s assets, or any other transaction or event.

Termination and Dissolution

The Partnership will continue as a limited partnership until terminated under the Amended and Restated Partnership Agreement. The Partnership will dissolve upon:

(1)                                 the election of the General Partner to dissolve us, if approved by the holders of a Class B Common Unit Majority;

(2)                                 the absence of any limited partners, unless the Partnership is continued without dissolution in accordance with the Marshall Islands Act;
(3)                                 the entry of a decree of judicial dissolution of the Partnership; or

(4)                                 the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner other than by reason of a transfer of its General Partner Interest in accordance with the Amended and Restated Partnership Agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a Class B Common Unit Majority may also elect, within specific time limitations, to continue the Partnership’s business on the same terms and conditions as will be described in the Amended and Restated Partnership Agreement by appointing as General Partner an entity approved by the holders of a Class B Common Unit Majority, subject to the Partnership’s receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon the Partnership’s dissolution, unless the Partnership is continued as a new limited partnership, the liquidator authorized to wind up its affairs will, acting with all of the powers of the General Partner that are necessary or appropriate, liquidate the Partnership’s assets and apply the proceeds of the liquidation as will be described in the Amended and Restated Partnership Agreement.

The liquidation rights of Preferred Unitholders and holders of Parity Securities are described under “Description of the Preferred Units—Liquidation Rights.” The liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to its partners.

Withdrawal or Removal of the General Partner

The General Partner may withdraw as general partner without first obtaining approval of any holder of Common Units (a “Common Unitholder”) by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the Amended and Restated Partnership Agreement. In addition, the Amended and Restated Partnership Agreement will permit the General Partner in some instances to sell or otherwise transfer all of its General Partner Interest without the approval of the Common Unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of the General Partner under any circumstances, other than as a result of a transfer by the General Partner of all or a part of its General Partner Interest, the holders of a Class B Common Unit Majority may select a successor to that withdrawing General Partner. If a successor is not elected, the Partnership will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a Class B Common Unit Majority agree in writing to continue the Partnership’s business and to appoint a successor General Partner. Please read “—Termination and Dissolution.”

The General Partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the Partnership’s outstanding Class B Common Units, including Class B Common Units held by the General Partner and its affiliates, and the Partnership receives an opinion of counsel regarding limited liability.

Any removal of the General Partner is also subject to the approval of a successor General Partner by the vote of the holders of a majority of the Partnership’s outstanding Class B Common Units, including Class B Common Units held by the General Partner and its affiliates. The ownership of more than 33 1/3% of the Partnership’s outstanding Class B Common Units by the General Partner and its affiliates would give them the practical ability to prevent the General Partner’s removal.

The Amended and Restated Partnership Agreement also provides that if the General Partner is removed as the General Partner under circumstances where cause does not exist and units held by the General Partner and its affiliates are not voted in favor of that removal, the General Partner will have the right to convert its General Partner

Interest into Class B Common Units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of the General Partner under circumstances where cause exists or withdrawal of the General Partner where that withdrawal violates the Amended and Restated Partnership Agreement, a successor General Partner will have the option to purchase the General Partner Interest of the departing General Partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where the General Partner withdraws or is removed by the Partnership’s limited partners, the departing General Partner will have the option to require the successor General Partner to purchase the General Partner Interest of the departing General Partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing General Partner and the successor General Partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing General Partner and the successor General Partner will determine the fair market value. Or, if the departing General Partner and the successor General Partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing General Partner or the successor General Partner, the departing general partner’s General Partner Interest will automatically convert into Class B Common Units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, the Partnership will be required to reimburse the departing General Partner for all amounts due the departing General Partner, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing General Partner or its affiliates for the Partnership’s benefit.

Transfer of General Partner Interest

The General Partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the General Partner, agree to be bound by the provisions of the Amended and Restated Partnership Agreement and furnish an opinion of counsel regarding limited liability.

Transfer of Ownership Interests in General Partner

At any time, members of the General Partner may sell or transfer all or part of their membership interests in the General Partner to an affiliate or a third party without the approval of the Partnership’s unitholders.

Transfer of Common Units, Series A Preferred Units, Series B Preferred Units and Series E Preferred Units

By transfer of Common Units, Series A Preferred Units, Series B Preferred Units or Series E Preferred Units in accordance with the Amended and Restated Partnership Agreement, each transferee of Common Units, Series A Preferred Units, Series B Preferred Units or Series E Preferred Units automatically is admitted as a limited partner with respect to the Common Units, Series A Preferred Units, Series B Preferred Units or Series E Preferred Units transferred when such transfer and admission is reflected in the Partnership’s books and records. The General Partner will cause any transfers to be recorded on the Partnership’s books and records no less frequently than quarterly. Each transferee automatically is deemed to:

•                  represent that the transferee has the capacity, power and authority to become bound by the Amended and Restated Partnership Agreement;

•                  agree to be bound by the terms and conditions of, and to have executed, the Amended and Restated Partnership Agreement;

•                  grant powers of attorney to officers of the General Partner and any liquidator of the Partnership as specified in the Amended and Restated Partnership Agreement; and

•                  give the consents and approvals that are contained in the Amended and Restated Partnership Agreement.

The Partnership is entitled to treat the nominee holder of a Common Unit or Preferred Unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Until a Common Unit or Preferred Unit has been transferred on the Partnership’s books, the Partnership and its transfer agent may treat the record holder of the unit as the absolute owner of such unit for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

The Amended and Restated Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Teekay Offshore GP L.L.C. as the General Partner or otherwise change management. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of the Partnership securities of any class or series then outstanding, that person or group will lose voting rights on all of its Partnership securities. This loss of voting rights does not apply to the Series A Preferred Units, Series B Preferred Units or Series E Preferred Units or to any person or group that acquires the Partnership securities from the General Partner or its affiliates and any transferees of that person or group approved by the General Partner or to any person or group who acquires the Partnership securities with the prior approval of the GP Board.

Meetings; Voting

Unlike the holders of common stock in a corporation, the holders of the Common Units have only limited voting rights on matters affecting its business. They have no right to elect the General Partner (who manages the Partnership’s operations and activities) or the directors of the General Partner, on an annual or other continuing basis. On those matters that are submitted to a vote of Class B Common Unitholders, each record holder of a Class B Common Unit may vote according to the holder’s percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued.

Class A Common Unitholders and Preferred Unitholders generally have no voting rights. However, Class A Common Unitholders and Preferred Unitholders have limited voting rights as described above under “Description of the Class A Common Units—Voting Rights” and “Description of the Preferred Units—Preferred Unit Voting Rights.”

Except as described below regarding a person or group owning 20% or more of any class or series of limited partner interest then outstanding, limited partners as of the record date will be entitled to notice of, and to vote at, any meetings of the Partnership’s limited partners and to act upon matters for which approvals by the holders of such class or series of limited partner interests may be solicited.

Any action that is required or permitted to be taken by the Partnership’s unitholders, or any applicable class or series thereof, may be taken either at a meeting of the applicable unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the Partnership’s unitholders may be called by the General Partner or by unitholders owning at least 20% of the outstanding units of the class or series for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class, classes or series for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

If at any time any person or group, other than the General Partner and its affiliates, or a direct or subsequently approved transferee of the General Partner or its affiliates or a transferee approved by the GP Board, acquires, in the aggregate, beneficial ownership of 20% or more of the Partnership securities of any class or series then outstanding, that person or group will lose voting rights on all of its Partnership interests, except for the Series A Preferred Units, Series B Preferred Units and Series E Preferred Units, and such Partnership interests may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common Units, Series A Preferred Units, Series B Preferred Units and Series E Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and the beneficial owner’s nominee provides otherwise.

Any notice, demand, request report, or proxy material required or permitted to be given or made to record holders of Common Units or Preferred Units under the Amended and Restated Partnership Agreement will be delivered to the record holder by the Partnership or by its transfer agent.

Status as Limited Partner

Except as described above under “—Limited Liability,” the Common Units, Series A Preferred Units, Series B Preferred Units and Series E Preferred Units will be fully paid, and the Partnership’s unitholders will not be required to make additional contributions. By transfer of Common Units, Series A Preferred Units, Series B Preferred Units or Series E Preferred Units in accordance with the Amended and Restated Partnership Agreement, each transferee of Common Units, Series A Preferred Units, Series B Preferred Units and Series E Preferred Units shall be admitted as a limited partner with respect to the Common Units, Series A Preferred Units, Series B Preferred Units or Series E Preferred Units transferred when such transfer and admission is reflected in the Partnership’s books and records.

Indemnification

Under the Amended and Restated Partnership Agreement, in most circumstances, the Partnership will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1)                                 the General Partner;

(2)                                 any departing General Partner;

(3)                                 any person who is or was an affiliate of the General Partner or any departing General Partner;

(4)                                 any person who is or was an officer, director, member, fiduciary, trustee or partner of any entity described in (1), (2) or (3) above;

(5)                                 any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of the General Partner or any departing General Partner or any affiliate of the General Partner or any departing General Partner; provided that such person will not be indemnified by reason of providing, on a fee-for-services basis, trustee fiduciary or custodial services; or

(6)                                 any person designated by the General Partner.

Any indemnification under these provisions will only be out of the Partnership’s assets. Unless it otherwise agrees, the General Partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to the Partnership to enable the Partnership to effectuate, indemnification.

The Partnership is authorized to purchase (or to reimburse the General Partner for the costs of) insurance against liabilities asserted against and expenses incurred by the General Partner, its affiliates and such other persons as the General Partner may determine and described in the paragraph above, whether or not it would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. The General Partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the General Partner or any of its direct or indirect subsidiaries.

Reimbursement of Expenses

The Amended and Restated Partnership Agreement requires the Partnership to reimburse the General Partner for all direct and indirect expenses it incurs or payments it makes on the Partnership’s behalf and all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for the Partnership or on its behalf, and expenses allocated to the General Partner by its affiliates. The General Partner is entitled to determine the expenses that are allocable to us.

Books and Reports

The General Partner is required to keep appropriate books of the Partnership’s business at its principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, the Partnership’s fiscal year is the calendar year.

The Partnership intends to furnish or make available to record holders of the Common Units, Series A Preferred Units, Series B Preferred Units and Series E Preferred Units, within 120 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those financial statements by the Partnership’s independent chartered accountants. Except for the Partnership’s fourth quarter, the Partnership also intends to furnish or make available summary financial information within 90 days after the close of each quarter.

Right to Inspect the Partnership’s Books and Records

The Amended and Restated Partnership Agreement provides that a limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand and at the limited partner’s own expense, have furnished to the limited partner:

(1)                                 a current list of the name and last known address of each partner;

(2)                                 a copy of the Partnership’s tax returns;

(3)                                 information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

(4)                                 copies of the Amended and Restated Partnership Agreement (as the same may be amended or restated from time to time), the certificate of limited partnership of the Partnership, related amendments and powers of attorney under which they have been executed;

(5)                                 information regarding the status of the Partnership’s business and financial condition; and

(6)                                 any other information regarding the Partnership’s affairs as is just and reasonable.

The General Partner may, and intends to, keep confidential from the limited partners’ trade secrets or other information the disclosure of which the General Partner believes in good faith is not in the Partnership’s best interests or that the Partnership is required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the Amended and Restated Partnership Agreement, the Partnership has agreed to register for resale under the Securities Act, and applicable state securities laws any Partnership securities proposed to be sold by the General Partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of Teekay Offshore GP L.L.C. as the General Partner. The Partnership is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Fiduciary Duties

The General Partner owes no fiduciary duty to Class A Common Unitholders or Preferred Unitholders other than a contractual duty of good faith and fair dealing pursuant to the Amended and Restated Partnership Agreement. Fiduciary duties owed to the Partnership’s unitholders by the General Partner are prescribed by law and the Amended and Restated Partnership Agreement. The Marshall Islands Act provides that Republic of the Marshall Islands partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by the general partner to the limited partners and the partnership.

The Amended and Restated Partnership Agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by the General Partner. The Partnership has adopted these provisions to allow the General Partner to take into account the interests of other parties in addition to the Partnership’s interests when resolving conflicts of interest. The Partnership believes this is appropriate and necessary because the GP Board has fiduciary duties to manage the General Partner in a manner beneficial to its owner, Brookfield TK TOGP LP, a Bermuda limited partnership. These modifications disadvantage the limited partners because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of:

•                  the fiduciary duties imposed on the General Partner by the Marshall Islands Act;

•                  material modifications of these duties as contained in the Amended and Restated Partnership Agreement; and

•                  certain rights and remedies of unitholders contained in the Marshall Islands Act.

Marshall Islands law fiduciary duty standards
Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to refrain from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require the general partner: (1) to account to the partnership and hold as trustee for it any property, profit or benefit derived by the partner in the conduct or winding up of the partnership business or affairs or derived from a use by the partner of partnership property, including the appropriation of a partnership opportunity; (2) to refrain from dealing with the partnership in the conduct or winding up of the partnership business or affairs as or on behalf of a party having an interest adverse to the partnership; and (3) to refrain from competing with the partnership in the conduct of the partnership business or affairs before the dissolution of the partnership.

Amended and Restated Partnership Agreement modified standards
The Amended and Restated Partnership Agreement contains provisions that waive or consent to conduct by the General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties under the laws of the Republic of the Marshall Islands. For example, Section 7.9 of the Amended and Restated Partnership Agreement provides that when the General Partner is acting in its capacity as the General Partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under the laws of the Republic of the Marshall Islands. In addition, when the General Partner is acting in its individual capacity, as opposed to in its capacity as the General Partner, it may act without any fiduciary obligation to the Partnership or the unitholders whatsoever. The Amended and Restated Partnership Agreement provides that the General Partner and its affiliates, including the Partnership and the General Partner’s officers and directors, do not owe any fiduciary duties to Class A Common Unitholders and Preferred Unitholders other than a contractual duty of good faith and fair dealing pursuant to the Amended and Restated Partnership Agreement. These standards restrict the obligations to which the General Partner would otherwise be held.

The Amended and Restated Partnership Agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of the Common Unitholders and that are not approved by the Conflicts Committee of the GP Board (the “Conflicts Committee”) must be:

• on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or

•                  “fair and reasonable” to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).

If the General Partner does not seek approval from the Conflicts Committee, and the GP Board determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the GP Board acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards restrict the obligations to which the General Partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of the General Partner, the Amended and Restated Partnership Agreement further provides that the General Partner and its officers and directors will not be liable for monetary damages to the Partnership or its limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the General Partner or its officers and directors acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

Rights and remedies of unitholders
The provisions of the Marshall Islands Act resemble the provisions of the limited partnership act of Delaware. For example, like Delaware, the Marshall Islands Act favors the principles of freedom of contract and enforceability of partnership agreements and allows the Amended and Restated Partnership Agreement to contain terms governing the rights of the unitholders. The rights of the Partnership’s limited partners, including voting and approval rights and the ability of the Partnership to issue additional units, are governed by the terms of the Amended and Restated Partnership Agreement.

As to remedies of limited partners, the Marshall Islands Act permits a limited partner or an assignee of a partnership interest to bring an action in the right of the limited partnership to recover a judgment in its favor if general partners with authority to do so have refused to bring the action or if an effort to cause those general partners to bring the action is not likely to succeed.

Under the Amended and Restated Partnership Agreement, the Partnership is required to indemnify the General Partner and its officers and directors to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partner or these other persons. The Partnership must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence. The Partnership also must provide this indemnification for criminal proceedings when the General Partner or these other persons acted with no reasonable cause to believe that their conduct was unlawful.

Thus, the General Partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. Please read “—Indemnification.”